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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                         COMMISSION FILE NUMBER: 0-20144



                           TOWNE FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                4811 Cooper Road
                              Blue Ash, Ohio 45242
                                 (513) 791-1870
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)



                    Common Shares, par value $1.00 per share
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                      None
             (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A
           DUTY TO FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]          Rule 12h-3(b)(1)(ii)               [ ]
Rule 12g-4(a)(1)(ii)        [ ]          Rule 12h-3(b)(2)(i)                [ ]
Rule 12g-4(a)(2)(i)         [ ]          Rule 12h-3(b)(2)(ii)               [ ]
Rule 12g-4(a)(2)(ii)        [ ]          Rule 15d-6                         [ ]
Rule 12h-3(b)(1)(i)         [ ]

 Approximate number of holders of record as of the certification or notice date:
                                      None

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Towne Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 OAK HILL FINANCIAL, INC.,
                                 SUCCESSOR ISSUER TO TOWNE FINANCIAL CORPORATION


Date:  October 4, 1999           By:    /s/ John D. Kidd
                                     --------------------------
                                        John D. Kidd, President